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                                                                     EXHIBIT 4.6



              AMENDMENT NO. 1 TO REPRESENTATIVE'S WARRANT AGREEMENT

This Amendment No. 1 to Representative's Warrant Agreement (this "AMENDMENT") is made effective as of March 20, 1998 by and between Diedrich Coffee, Inc., a California Company ("DIEDRICH"), and The Boston Group L.P. ("REPRESENTATIVE"), to amend that certain Representative's Warrant Agreement dated as of September 17, 1996 by and among Diedrich and Representative (the "AGREEMENT").

        (a) The Agreement provides Representative with a Warrant to purchase up to 160,000 shares of Diedrich's common stock at an exercise price of $13.80 per share payable in cash or as otherwise provided in the Agreement, with such warrants to expire on September 10, 1999.

        (b) The parties now desire to amend the exercise price, limit the method of payment of the exercise price, and to shorten the term of exercise.

        THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

               (1) Section 3(a) of the Agreement is amended by replacing the Termination Date of September 10, 1999 found in the first sentence with the date December 23, 1998 as follows:

        Subject to the terms of this Agreement, the Warrantholder shall have the right, at any time during the period commencing at 6:30 a.m., Pacific Time, on September, 11, 1997 (the "COMMENCEMENT DATE") and ending at 5:00 p.m., Pacific Time, on December 23, 1998 (the "TERMINATION DATE"), to purchase from the Company up to the number of fully paid and non-assessable shares of Warrant Stock to which the Warrantholder may at the time be entitled to purchase pursuant to this Agreement, upon surrender to the Company, at its principal office, of the certificate evidencing the Warrants to be exercised, together with the purchase form on the reverse thereof duly completed and executed, and upon payment to the Company of the Warrant Price (as defined in and determined in accordance with the provisions of this Section 3 and Sections 7 and 8 hereof) for the number of shares of Warrant Stock in respect of which such Warrants are then exercised, but in no event for less than 100 shares of Warrant Stock (unless less than an aggregate of 100 shares of Warrant Stock are then purchasable under all outstanding Warrants held by such Warrantholder).


               (2) Section 3(c) of the Agreement is deleted so that payment of the Warrant Price shall be made only in cash pursuant to Section 3(b).

               (3) Section 7 of the Agreement is amended by replacing $13.80 in the first sentence with $5.25 as follows:



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        The price per share at which shares of Warrant Stock shall be purchasable upon the exercise of the Warrants shall be $5.25, subject to adjustment pursuant to Section 8 hereof (as so adjusted from time to time, the "WARRANT PRICE").

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first-above written.



                                     DIEDRICH COFFEE, INC.:

                                     By:    /s/ TIMOTHY J. RYAN
                                         --------------------------------------
                                            Timothy J. Ryan, President and
                                            Chief Executive Officer




                                     THE BOSTON GROUP, L.P.

                                     By:    /s/ ROBERT DiMINICO
                                         --------------------------------------
                                            Robert DiMinico, Managing Director



















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